LEASE AMENDMENT

THIS LEASE AMENDMENT made this 1st day of June, 2013, is an amendment to a Lease
Agreement originally made as of April 21, 1998, (the "Lease") by and between CARRIAGE HILL CABIN JOHN, INC., a Maryland corporation, as agent for the owner, CABIN JOHN PROPERTIES, LLC as "Landlord" and SUMMERVILLE AT POTOMAC, INC., a Delaware corporation, as "Tenant," and as amended effective September 1, 2010, inter alia, to change the Tenant to SUMMERVILLE AT POTOMAC, LLC, with respect to the premises commonly known as 11215 Seven Locks Road, Potomac, Montgomery County, Maryland, and is based upon the following:

A. Landlord and Tenant encountered divergences of opinion and interpretation concerning the Option to purchase vested in Tenant by the Lease.

B. The parties have negotiated terms which resolve their differences and wish to execute this Lease
Amendment to confirm the terms of their agreement.

In consideration for the resolution of the differences of the parties as aforesaid and the mutual covenants set forth herein and other valuable consideration, the parties agree to amend the Lease as follows, and any capitalized term that is not defined in this Lease Amendment shall have the meaning ascribed to such term in the Lease:

1. Term of Lease.The Lease term is extended from June 1, 2013 (the "Extension Commencement Date")
through May 31, 2023 (the "Extended Term").

2. Payment of Escrowed Rent. During the period of divergent opinions above mentioned, Tenant has deposited rental payments into an escrow account totaling $854,771.16, which amount will be paid to Landlord upon the mutual signing of this Lease Amendment and constitute payment for Rent obligations of Tenant under the Lease for the period from December 1, 2012, through May 31, 2013.

3. Payment of Rent. Annual Rent for the first year of the Extended Term commencing June 1, 2013 and continuing through May 31, 2014 will be $1,760,828.59 payable in twelve equal monthly installments due on the first of each calendar month in the amount of $146,735.71. As of June 1, 2014 and each anniversary of the Extension Commencement Date thereafter during the Extension Term, annual rent and the resulting monthly installments of Rent payable under the Lease will be increased to an amount equal to 103% of the Rent that was payable immediately prior to the subject anniversary of the Extension Commencement Date.

4. Option to Purchase. Tenant is vested with the right to purchase the Leased Premises at any time during the last three years of the Extended Term (June 1, 2020 -May 31, 2023) ("Option Period") for the purchase price of Twenty Five Million Dollars ($25,000,000.00). The right is to be exercised by delivery of written notice of the exercise of this option and a fully executed counterpart of a "Purchase and Sale Agreement" in the form attached to this Lease Amendment as Exhibit A, which may be delivered at any time prior to the expiration of the Extended Term. As provided in the attached Purchase and Sale Agreement, closing on the purchase must occur within 90 days after June 1, 2020 if notice is given prior to the Option Period, or within 90 days of the written notice if the notice is given within the Option Period and rent shall be paid through the date of closing. If the closing date occurs after June 1, 2023 because the option to purchase was exercised within the last 90 days of the Extended Term, Rent under the Lease shall be paid on a monthly basis from June 1, 2023 and prorated through the closing date, which monthly Rent will be equal to 103% of the monthly installment of Rent payable under the Lease as of May 1, 2023.

5. Tenant Improvements. Landlord shall not have any obligation to pay any allowance to Tenant, or to otherwise reimburse Tenant, for any costs incurred by Tenant in connection with capital improvements made to the Leased Premises by Tenant.
6. Release of All Claims; Dismissal of Litigation.The parties hereby release and discharge each other from all claims or demands, including those for attorneys' fees late fees and holdover rent that such party may have as of the date of this Lease Amendment, arising from, or in connection with, the disputed exercise of the option to purchase the Leased Premises and any rents withheld and deposited into escrow as aforesaid, it being their mutual intention and agreement that all financial debits and credits arising from the aforesaid dispute between the parties, and the said dispute, are resolved with this Lease Amendment. The parties agree that all litigation between them will be forthwith dismissed with prejudice. Each party represents and warrants to the other party that to the knowledge of such party as of the date of the Lease Amendment as follows: (a) Landlord is not in default of its obligations under the Lease and there are no facts or circumstances that would constitute a default of Landlord under the Lease with the passage of time, and (b) Tenant is not in default of its obligations under the Lease and there are no facts or circumstances that would constitute a default of Tenant under the Lease with the passage of time.

7. Memorandum of Lease. Upon the request of either party, the parties shall execute a memorandum or "short form" of the Lease for the purpose of recordation in a form customarily used for such purposes. Said memorandum or short form of the Lease shall describe the parties the Premises and the Lease Tenn and shall incorporate this Lease by reference.

8. Conflict. In the event of any conflict between the terms of this Lease Amendment and the terms of the Lease, the provisions of this Lease Amendment shall control.

9. No Other Modification. Except as modified by this Lease Amendment, the Lease remains in full force and effect.

10. Counterparts. This Lease Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall constitute part of a single Lease Amendment.
11. Facsimile Signatures. Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto on this Lease Amendment which are delivered by facsimile or electronic transmission as constituting a duly authorized, irrevocable, actual, current delivery of this Lease Amendment.

IN WITNESS WHEREOF the parties have subscribed this Lease Amendment the day and year first above written:

CARRIAGE HILL CABIN JOHN, INC.        SUMMERVILLE AT POTOMAC, LLC.

By: /s/ Joseph L. Vusich                By: Eric Mendelsohn

Approved:

CABIN JOHN PROPERTIES, LLC,

a Maryland limited liability company

By: /s/ Joseph L. Vusich
Name: Joseph L. Vusich
Title: Vice President
Date: 6/1/13